編號 2999584
No.

公司註冊處
COMPANIES REGISTRY

公司更改名稱證明書
CERTIFICATE OF CHANGE OF NAME

* * *

本人謹此證明
I hereby certify that

Hong Kong Wetouch Holding Group Limited
香港偉大奇控股集團有限公司

已藉特別決議更改其名稱，該公司根據
having by special resolution changed its name, is now incorporated under the

香港法例第622章《公司條例》註冊的名稱現為
Companies Ordinance (Chapter 622 of the Laws of Hong Kong) in the name of

HONG KONG WETOUCH TECHNOLOGY LIMITED
香港偉易達科技有限公司

本證明書於二〇二〇年十二月九日發出。
Issued on 9 December 2020 .

K Tsui

....
香港特別行政區公司註冊處處長徐麗貞
Ms Kitty TSUI
Registrar of Companies
Hong Kong Special Administrative Region

註 Note：
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.